Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter called the “Agreement”) is made as of January 28, 2016 between Mastech, Inc., a Pennsylvania corporation (hereinafter called “Company”), Mastech Holdings, Inc., a Pennsylvania corporation (hereinafter called “Parent”) and Vivek Gupta (hereinafter called “Executive”).

WHEREAS, Parent and the Company desire to employ Executive and Executive desires to be employed by Parent and the Company, in each case, upon the terms and conditions set forth herein.

WHEREAS, this Agreement is necessary for the protection of the legitimate and protectable business interests of Company and its Affiliates (as hereinafter defined) and their customers, prospective customers, accounts and confidential, proprietary and trade secret information.

NOW THEREFORE, for the consideration set forth herein, the receipt and sufficiency of which are acknowledged by the parties, and intending to be legally bound hereby, Company and Executive agree as follows:

1. DEFINITIONS.

1.1. “Affiliate” shall mean and include Parent and any corporation, trade or business which is, as of the date of this Agreement, with Company, part of a group of corporations, trades or businesses connected through common ownership with Parent, where more than 50% of the stock or other equity interests of each member of the group (other than Parent) are owned, directly or indirectly, by one or more other members of the group.

1.2. “Board” shall mean the Board of Directors of Company.

1.3. “Cause” shall mean (i) Executive’s commission of a crime involving moral turpitude, theft, fraud or deceit; (ii) Executive’s conduct which brings Company or any Affiliate into public disgrace or disrepute and that is demonstrably and materially injurious to the business interest of Company or any Affiliate; (iii) the substantial or continued unwillingness of Executive to perform duties as reasonably directed by Executive’s supervisors or the Board; (iv) Executive’s gross negligence or deliberate misconduct; or (v) any material breach by Executive of Paragraphs 5 or 6 of this Agreement, or Executive’s Confidential Information and Intellectual Property Protection Agreement.

1.4. “Change of Control” shall mean (i) the consummation of a reorganization, merger or consolidation or similar form of corporate transaction, involving Company or any of its subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the outstanding common stock immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination; or

(ii) the complete liquidation or dissolution of Company or sale or other disposition of all or substantially all of the assets of Company other than to a corporation with respect to which, following such sale or disposition, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock of Company immediately prior to such sale or disposition. Notwithstanding the foregoing, a Change of Control will not be deemed to have occurred unless such event would also be a Change in Control under Code Section 409A or would otherwise be a permitted distribution event under Code Section 409A.

1.5. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

1.6. “Confidential Information” shall include, but is not necessarily limited to, any information which may include, in whole or part, information concerning Company’s and its Affiliates’ accounts, sales, sales volume, sales methods, sales proposals, customers or prospective customers, prospect lists, manuals, formulae, products, processes, methods, financial information or data, compositions, ideas, improvements, inventions, research, computer programs, computer related information or data, system documentation, software products, patented products, copyrighted information, know-how and operating methods and any other trade secret or proprietary information belonging to Company or any Affiliate or relating to Company’s or any Affiliate’s affairs that is not public information.

1.7. “Customer(s)” shall mean any individual, corporation, partnership, business or other entity, whether for-profit or not-for-profit (i) whose existence and business is known to Executive as a result of Executive’s access to Company’s and its Affiliates’ business information, Confidential Information, customer lists or customer account information; (ii) that is a business entity or individual with whom Company or any Affiliate has contracted or negotiated during Executive’s employment (or following Executive’s termination of employment, during the one (1) year period preceding such termination; or (iii) who is or becomes a prospective client, customer or acquisition candidate of Company or any Affiliate during the period of Executive’s employment,

1.8. “Competing Business” shall mean any individual, corporation, partnership, business or other entity which operates or attempts to operate a business which provides, designs, develops, markets, engages in, produces or sells any products, services, or businesses which are the same or similar to those produced, marketed, invested in or sold by Company or any Affiliate.

1.9. “Good Reason” shall mean, without the written consent of Executive, (i) a material diminution of Executive’s job responsibilities; (ii) a material reduction in Executive’s base salary, unless such reduction is part of a reduction in compensation for all employees of Company in general; (iii) the geographic relocation of Executive’s principal place of employment greater than fifty (50) miles from Company’s offices in Chicago, Illinois or Moon Township, Pennsylvania; or (iv) material breach by Company of this Agreement. Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless notice of termination on account thereof is given no later than sixty (60) days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises; and, provided that if there exists an event or condition that constitutes Good Reason, Company shall have thirty (30) days from the date notice of such a termination is given to cure such event or condition and, if Company does so, such event or condition shall not constitute Good Reason hereunder. If Company fails to timely cure such act or failure to act, Executive may terminate employment for Good Reason.

1.10. “Parent” shall mean Mastech Holdings, Inc. or any successor.

1.11. “Termination Date” means the date Executive’s employment with Company is terminated for any reason.

2. EMPLOYMENT.

2.1. TERM OF EMPLOYMENT. The term of employment under this Agreement shall commence on March 1, 2016 (the “Effective Date”) and shall continue until terminated as provided under Paragraph 7 (the “Term of Employment”). Executive acknowledges and agrees that nothing herein guarantees Executive continued employment by Company for any specified or intended term, and that his employment and this Agreement may be terminated by Company at any time.

2.2. DUTIES. Subject to the terms and provisions set forth in this Agreement, during the Term of Employment, Executive shall be employed as the Chief Executive Officer and President of Parent and Company and in such other positions with Company and its Affiliates (for no additional compensation) as may be determined by the Board or its designee from time to time. Executive shall report in such capacity to the Parent’s Board of Directors. Executive shall also be an executive officer of Company and report to the Board. The Company agrees that Executive will be nominated to serve on the Board during his employment with the Company and Executive agrees to serve in this role with the understanding that he will submit his resignation from the Board if he ceases to be employed by the Company for any reason. Executive shall have the duties, responsibilities and authority normally associated with such position and such position and such other duties and responsibilities as are assigned by the Board or its designee from time to time. Executive agrees to be responsible for such duties as are commensurate with and required by such position and any other duties as may be assigned to Executive by Company from time to time. Executive further agrees to perform Executive’s duties in a diligent, trustworthy, loyal, businesslike, productive, and efficient manner and to use Executive’s best efforts to advance the business and goodwill of Company and its Affiliates. Executive further agrees to devote all of Executive’s business time, skill, energy and attention exclusively to the business of Company and to comply with all rules, regulations and procedures of Company. During the Term of Employment, Executive will not engage in any other business for Executive’s own account or accept any employment from any other business entity, or render any services, give any advice or serve in a consulting capacity, whether gratuitously or otherwise, to or for any other person, firm or corporation, other than as a volunteer for charitable organizations, without the prior written approval of Company, which shall not be unreasonably withheld. Executive’s duties shall be performed at Company’s offices in Chicago, Illinois with regular visits to Company’s offices in Pittsburgh, Pennsylvania, reasonable periods of other business travel excepted.

3. COMPENSATION AND OTHER BENEFITS.

3.1. BASE SALARY. During the Term of Employment, Executive shall receive a base salary per annum payable in accordance with Company’s normal payroll practices as in effect from time to time of $350,000 (“Base Salary”). Executive’s Base Salary may be reviewed by the Board on an annual basis and shall be subject to adjustment, as determined in the sole discretion of the Board.

3.2. ANNUAL BONUS. During the Term of Employment, Executive shall be eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board. Executive’s annual target bonus will be $175,000 and will be based upon the attainment of financial and operational targets established by the Compensation Committee of the Board of Directors of the Parent (the “Compensation Committee”). The financial and operational targets for 2016 are set forth on Appendix A to this Agreement. Any such bonus payable under this Paragraph shall be paid by March 15th of the year following the year to which such bonus relates. Except as provided in Paragraph 7 below, Executive will not receive any bonus under this Paragraph unless Executive is still employed by Company on the date such bonus is paid.

3.3. EQUITY. On the Effective Date, Execute shall receive an award of a non-qualified stock option to purchase 250,000 shares of Parent common stock, subject to the terms and conditions set forth on Appendix B to this Agreement. Thereafter, Executive shall be eligible to receive non-qualified stock options and other awards pursuant to Company’s Stock Incentive Plan in a manner and amount determined by the Compensation Committee in its sole discretion.

3.4. BENEFIT PLANS. During the Term of Employment, Executive shall be eligible to participate in and be covered on the same basis as other executives of Company, under all employee benefit plans and programs maintained by Company at any time or from time to time in accordance with the terms of Company’s applicable benefit plans and policies.

3.5. EXPENSES. During the Term of Employment, Company shall, subject to Paragraph 20, pay or reimburse Executive for all properly documented expenses reasonably related to Executive’s performance of Executive’s duties hereunder in accordance with Company’s standard policies and practices as in effect from time to time.

4. POLICIES AND PRACTICES. Executive agrees to abide by all Company rules, regulations, policies, practices and procedures, of which he shall be given notice by Company, which Company may amend from time to time.

5. AGREEMENT NOT TO COMPETE. In order to protect the business interests and goodwill of Company and its Affiliates with respect to Customers and accounts, and to protect Confidential Information, Executive covenants and agrees that for the entire period of Executive’s employment, and for a period of one (1) year (except in the case of Subsection 5.3 below which shall have a restriction period of six (6) months) after termination of Executive’s employment for any reason, Executive will not:

5.1. directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by Executive to employ any person who is employed by Company or any Affiliate at any time during the term of Executive’s employment, or in any manner facilitate the leaving of any such person from his or her employment with Company or any Affiliate;

5.2. directly or indirectly interfere with or attempt to disrupt the relationship, contractual or otherwise, between Company or any Affiliate and any of its employees or solicit, induce, or attempt to induce employees of Company or any Affiliate to terminate employment with Company or Affiliate and become self-employed or employed with others in the same or similar business or any product line or service provided by Company or any Affiliate; or

5.3. directly or indirectly engage in any activity or business as a consultant, independent contractor, agent, employee, officer, partner, director or otherwise, alone or in association with any other person, corporation or other entity, in any Competing Business operating within the United States or any other country.

Executive acknowledges that Company and its Affiliates are engaged in business throughout the United States, as well as in other countries and that the marketplace for Company’s and its Affiliates’ products and services is worldwide. Executive further covenants and agrees that the geographic, length of term and types of activities restrictions (non-competition restrictions) contained in this Agreement are reasonable and necessary to protect the legitimate business interests of Company and its Affiliates because of the scope of Company’s and the Affiliates’ businesses.

The terms and provisions of this Paragraph 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If for any reason any court of competent jurisdiction shall find any provisions of this Paragraph 5 unreasonable in duration or geographic scope or otherwise, the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

If Executive violates the provisions of this Paragraph 5, the periods described therein shall be extended by that number of days which equals the aggregate of all days during which at any time any such violations occurred. Executive acknowledges that the offer of employment by Company, or any other consideration offered for signing this agreement, is sufficient consideration for Executive’s agreement to the restrictive covenants set forth in this Paragraph 5, and that each Affiliate is an intended third-party beneficiary of such covenants with a separate and independent right to enforce the same. Executive agrees that Executive’s signing of an employment agreement containing the restrictive covenants set forth herein was a condition precedent to Executive’s continued employment with Company.

6. NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION. Executive covenants and agrees during Executive’s employment or any time after the termination of such employment, not to communicate or divulge to any person, firm, corporation or business entity, either directly or indirectly, and to hold in strict confidence for the benefit of Company, all Confidential Information except that Executive may disclose such Confidential Information to persons, firms or corporations who need to know such Confidential Information during the course and within the scope of Executive’s employment. Executive will not use any Confidential Information for any purpose or for Executive’s personal benefit other than in the course and within the scope of Executive’s employment. Executive agrees to sign and abide by the terms and conditions of Company’s Confidential Information and Intellectual Property Protection Agreement, a copy of which is attached hereto as Appendix C and incorporated as though fully set forth herein.

7. TERMINATION. The Term of Employment under this Agreement may be terminated by either party with or without Cause or for any or no reason. Upon the occurrence of the Termination Date, Executive shall and shall be deemed to have immediately resigned from any and all officer, director and other positions he then holds with Company and its Affiliates (and this Agreement shall act as notice of resignation by Executive without any further action required by Executive). Except as specifically provided in this Paragraph 7, all other rights Executive may have to compensation and benefits from Company or its Affiliates shall terminate immediately upon the Termination Date.

7.1. TERMINATION FOR CAUSE. Executive may be terminated from employment by Company with Cause. In the event that Executive is terminated with Cause, Company may immediately cease payment of any further wages, benefits or other compensation hereunder other than salary and benefits (excluding options) earned through the Termination Date (the “Accrued Obligations”). Executive acknowledges that Executive has continuing obligations under this Agreement including, but not limited to Paragraphs 6 and 7, in the event that Executive is terminated with Cause.

7.2. VOLUNTARY TERMINATION WITHOUT GOOD REASON. Upon 30 days prior written notice to Company, Executive shall have the right to voluntarily terminate his employment hereunder for other than Good Reason. Upon receipt of Executive’s notice of voluntary termination, Company at its sole discretion may elect to reduce the notice period and no such action by Company shall cause Executive’s termination to be a termination by Company without Cause. In such event of Executive’s voluntary termination, Executive shall be entitled to the Accrued Obligations earned through the Termination Date.

7.3. TERMINATION DUE TO DEATH. In the event of Executive’s death during the Term of Employment, Executive’s employment hereunder shall be terminated and Executive’s estate shall be entitled to the Accrued Obligations earned through the Termination Date.

7.4. TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON PRIOR TO A CHANGE OF CONTROL. Company may terminate Executive’s employment without Cause and Executive may terminate his employment for Good Reason. If, during the Term of Employment, Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (in either case, other than within 12 months after a Change of Control), Executive will be entitled to the following:

(a) The Accrued Obligations earned through the Termination Date;

(b) Base Salary continuation for six (6) months payable under the normal payroll practice of Company (the “Severance Payment”); and

(c) Continued coverage under Company’s medical benefit plan after the Termination Date for Executive and his eligible dependents, as and when provided under the “Severance Policy” (defined below), and subject to the payment of applicable premiums or other costs, all in accordance with the terms of the Severance Policy and the applicable benefit plans (including, without limitation, cessation of such benefits due to receiving similar benefit coverage from a new employer) with such modifications as are necessary to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

Executive further acknowledges that Company’s obligations under this Paragraph 7.4, are contingent upon and subject to Executive’s signing (and not revoking) an agreement and release of all claims against Company in a form similar to the one attached hereto as Appendix D (or such other form acceptable to Company) (the “Release”), and the Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The Severance Payment will commence or be made, as applicable, once the Release becomes effective. Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the Severance Payments shall commence or be made no earlier than the first day of such later calendar year.

7.5. TERMINATION WITHOUT CAUSE; TERMINATION FOR GOOD REASON AFTER A CHANGE OF CONTROL. If, during the Term of Employment, Executive’s employment is terminated by Company without Cause or by Executive for Good Reason (in either case, within 12 months after a Change of Control), Executive will be entitled to the following in lieu of the payments and benefits to which Executive would otherwise be entitled upon such termination in accordance with Paragraph 7.4:

(a) The Accrued Obligations earned through the Termination Date;

(b) a lump sum payment equal to one (1) times the sum of (i) Executive’s average Base Salary for the last three (3) years (including the year of termination); and (ii) Executive’s average annual performance-based cash bonus received for the prior three (3) years (not including the year of termination) (the “CIC Severance Payment”);

(c) Payment by Company of the premiums required to continue Executive’s and his eligible dependents’ group health care (medical, dental, and vision) coverage under the applicable provisions of COBRA, provided that Executive timely elects to continue such coverage under COBRA, for a period ending on the first to occur of (i) the date twenty-four (24) months following Executive’s termination of employment; and (ii) the date Executive becomes eligible for health care coverage through another employer, provided that the amount of the premiums payable under this Paragraph is equal to the excess of Executive’s cost for COBRA coverage over the cost Executive would have paid for group health plan coverage as an active employee of Company;

(d) Acceleration in full, effective as of Executive’s final day of employment, of the vesting and/or exercisability of all then-outstanding equity awards held by Executive; and

(e) Reimbursement for outplacement services of up to $25,000 in accordance with Company’s standard policies concerning reimbursement.

Executive further acknowledges that Company’s obligations under this Paragraph 7.5, are contingent upon and subject to Executive’s signing (and not revoking) the Release, and such Release becoming effective in accordance with its terms prior to the sixtieth (60th) day following the Termination Date. The CIC Severance Payment will be made once the Release becomes effective. Notwithstanding the foregoing, if the 60 day period following Executive’s termination ends in a calendar year after the year in which Executive’s employment terminates, the CIC Severance Payments shall be made no earlier than the first day of such later calendar year.

7.6. SEVERANCE POLICY. Executive shall not be eligible to participate in Company’s generally applicable severance policy (“Severance Policy”), except as provided in Paragraph 7(4)(c) above. Severance Pay shall be payable under this Agreement and will be treated as paid in satisfaction of the Severance Policy as in effect from time to time to the extent of Executive’s entitlement to payments under the Severance Policy.

7.7. VIOLATION OF RESTRICTIVE COVENANTS. Without limiting Company’s remedies as set forth in Paragraph 5, upon Executive’s breach of any restrictions set forth in Paragraph 5, Company will have no obligation to continue to pay or provide any of the amounts or benefits under this Paragraph 7.

7.8. SECTION 280G. If any payment or distribution by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

The determinations to be made with respect to this Paragraph shall be made by Company’s independent accountants, which shall be paid by Company for the services to be provided hereunder. For purposes of making the calculations required by this Paragraph, the accountants may make reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999 and make reasonable assumptions regarding Executive’s marginal tax rate in effect for such parachute payments, including the effect of the deductibility of state and local taxes on such marginal tax rate. Executive and Company shall furnish to accountants such information and documents as the accountants may reasonably request in order to make a determination under this Paragraph.

8. WITHHOLDING. Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes it determines may be appropriate.

9. EQUITABLE RELIEF; FEES AND EXPENSES. Executive stipulates and agrees that any breach of this Agreement by Executive will result in immediate and irreparable harm to Company and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Company and its Affiliates could not be reasonably or adequately compensated by damages in an action at law. For these reasons, Company and its Affiliates shall have the right to obtain such preliminary, temporary or permanent injunctions or restraining orders or decrees as may be necessary to protect Company or any Affiliate against, or on account of, any breach by Executive of the provisions of this Agreement without the need to post bond. Such right to equitable relief is in addition to all other legal remedies Company or any Affiliate may have to protect its rights. The prevailing party in any such action shall be responsible for reimbursing the non-prevailing party for all costs associated with obtaining the relief, including reasonable attorneys’ fees, and expenses and costs of suit. Executive further covenants and agrees that any order of court or judgment obtained by Company or an Affiliate which enforces Company’s or Affiliate’s rights under this Agreement may be transferred, without objection or opposition by Executive, to any court of law or other appropriate law enforcement body located in any other state in the United States or any other country in the world where Company or such Affiliate does business, and that said court or body shall give full force and effect to said order and or judgment.

10. EMPLOYMENT DISPUTE SETTLEMENT PROCEDURE-WAIVER OF RIGHTS. In consideration of Company employing Executive and the wages and benefits provided under this Agreement, Executive and Company each agree that, in the event either party (or its representatives, successors or assigns) brings an action in a court of competent jurisdiction relating to Executive’s recruitment, employment with, or termination of employment from Company, the plaintiff in such action agrees to waive his, her or its right to a trial by jury, and further agrees that no demand, request or motion will be made for trial by jury.

In consideration of Company employing Executive, and the wages and benefits provided under this Agreement, Executive further agrees that, in the event that Executive seeks relief in a court of competent jurisdiction for a dispute covered by this Agreement, Company may, at any time within sixty (60) days of the service of Executive’s complaint upon Company, at its option, require all or part of the dispute to be arbitrated by one arbitrator in accordance with the rules of the American Arbitration Association. Executive agrees that the option to arbitrate any dispute is governed by the Federal Arbitration Act, and is fully enforceable. Executive understands and agrees that, if Company exercises its option, any dispute arbitrated will be heard solely by the arbitrator, and not by a court. The parties agree that the prevailing party shall be entitled to have all of their legal fees paid by the non-prevailing party. This pre-dispute resolution agreement will cover all matters directly or indirectly related to Executive’s recruitment, employment or termination of employment by Company; including, but not limited to, claims involving laws against any form of discrimination whether brought under federal and/or state law, and/or claims involving co-employees, but excluding Worker’s Compensation Claims.

THE RIGHT TO A TRIAL, AND TO A TRIAL BY JURY, IS OF VALUE. YOU MAY WISH TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. IF SO, TAKE A COPY OF THIS AGREEMENT WITH YOU. HOWEVER, YOU WILL NOT BE OFFERED EMPLOYMENT UNDER THIS AGREEMENT UNTIL THIS AGREEMENT IS SIGNED AND RETURNED BY YOU.

11. AMENDMENTS. No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

12. ACKNOWLEDGMENTS OF EXECUTIVE. Executive hereby acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Company and its Affiliates; (b) the restrictions contained in this Agreement may be enforced in a court of law whether or not Executive is terminated with or without cause or for performance related reasons; (c) Executive has no intention of competing with Company and its Affiliates within the limitations set forth above; (d) Executive has received adequate and valuable consideration for entering into this Agreement; (e) Executive’s covenants shall be construed as independent of any other provision in this Agreement and the existence of any claim or cause of action Executive may have against Company or any Affiliate, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Company or an Affiliate of these covenants; and (f) the execution and delivery of this Agreement is a mandatory condition precedent to Executive’s receipt of the consideration provided herein.

13. FULL UNDERSTANDING. Executive acknowledges that Executive has been afforded the opportunity to seek legal counsel, that Executive has carefully read and fully understands all of the provisions of this Agreement and that Executive, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

14. ENTIRE AGREEMENT. This Agreement supersedes all prior agreements, written or oral, between Company or Affiliates and Executive concerning the subject matter hereof.

15. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. The restrictive covenants stated herein may be read as if separate and apart from this Agreement and shall survive the termination of Executive’s employment with Company for any reason.

16. OTHER AGREEMENTS. Executive represents and warrants that Executive is not a party to or otherwise subject to or bound by the terms of any contract, agreements or understandings that would affect Executive’s right or abilities to perform under this Agreement. Executive specifically represents that Executive will not use any confidential information obtained from Executive’s prior employer(s) in the performance of Executive’s duties herein and is not subject to any other restrictive covenants or non-competition agreements.

17. CHOICE OF LAW, JURISDICTION AND VENUE. The parties agree that this Agreement shall be deemed to have been made and entered into in Allegheny County, Pennsylvania and that the law of the Commonwealth of Pennsylvania shall govern this Agreement, without regard to conflict of laws principles. Jurisdiction and venue is exclusively limited in any proceeding by Company or an Affiliate or Executive to enforce their rights hereunder to any court or arbitrator geographically located in Allegheny County, Pennsylvania. Executive hereby waives any objections to the jurisdiction and venue of the courts in or for Allegheny County, Pennsylvania, including any objection to personal jurisdiction, venue, and/or forum non-conveniens, in any proceeding by Company or any Affiliate to enforce its rights hereunder filed in or for Allegheny County, Pennsylvania. Executive agrees not to object to any petition filed by Company or an Affiliate to remove an action filed by Executive from a forum or court not located in Allegheny County, Pennsylvania.

18. SUCCESSORS IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, heirs and legal representatives of the parties hereto. Parent and Company shall each require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Parent or Company, as the case may be, would be required to perform it if no such succession had taken place, and Executive agrees to be obligated by this Agreement to any successor, assign or surviving entity. As used in this Paragraph, “Parent” shall mean Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and “Company” shall mean Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Any successor to Company is an intended third party beneficiary of this Agreement. Executive may not assign this Agreement otherwise than by will or the laws of decent and distribution.

19. NOTICES. All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to the other shall be given in writing by personal delivery or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

to Company at:	1305 Cherrington Parkway,
Building 210,
Suite 400
Moon Township, PA 15108
Attention: Chairman of the Board

to Executive at:

Attention: Executive

or at such other address as may be given by either of them to the other in writing from time to time, and such notices, requests, demands, acceptances or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days after the day of mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received when delivered or, if mailed, three (3) Business Days from the day of the resumption of normal mail service.

20. Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. Subject to the provisions in this Paragraph, the severance payments pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of Executive’s termination of employment.

20.1. This Agreement is intended to be exempt from or to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by Company.

20.2. It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”). Neither Executive nor Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

20.3. If, as of the date of Executive’s “separation from service” from Company, Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

20.4. If, as of the date of Executive’s “separation from service” from Company, Executive is a “specified employee” (within the meaning of Section 409A), then:

20.4.1. Each installment of the severance payments and benefits due under this Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

20.4.2. Each installment of the severance payments and benefits due under this Agreement that is not described in above and that would, absent this provision, be paid within the six-month period following Executive’s “separation from service” from Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

20.5. The determination of whether and when Executive’s separation from service from Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Paragraph 20, “Company” shall include all persons with whom Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

20.6. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

20.7. Notwithstanding anything herein to the contrary, Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

21. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

22. HEADINGS. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

23. DRAFTER PROVISION. The parties agree that they have both had the opportunity to review and negotiate this Agreement, and that any inconsistency or dispute related to the interpretation of any of the provisions of this Agreement shall not be construed against either party.

24. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement hereunder for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

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IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and each of Company and Parent has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

MASTECH, INC.

By:	/s/ Ashok K. Trivedi
Name:	Ashok K. Trivedi
Its:	Co-Chairman

MASTECH HOLDINGS, INC.

By:	/s/ Ashok K. Trivedi
Name:	Ashok K. Trivedi
Its:	Co-Chairman

INTENDING TO BE LEGALLY BOUND, I hereby set my hand below:

/s/ Vivek Gupta
Vivek Gupta

Dated: January 28, 2016